Exhibit 10.1

Summary of Oral Employment Agreement

Gulfport Energy Corporation (the “Company”) has entered into an oral agreement with James D. Palm, the Company’s Chief Executive Officer, with respect to his compensation and benefits, pursuant to which Mr. Palm is entitled to an annual salary of $200,000 and, at the discretion of the Company’s board of directors (the “Board of Directors”), an annual cash incentive bonus. The compensation committee of the Board of Directors (the “Compensation Committee”) may make upward adjustments to Mr. Palm’s salary. For 2009, Mr. Palm’s annual salary was $225,000. To date, the Compensation Committee has made no adjustments to Mr. Palm’s annual salary for 2010. Mr. Palm is also eligible to participate in all insurance, retirement and benefits plans available to the Company’s other employees.